Exhibit 10.2

PURCHASE AGREEMENT

OF

AMERICAN LOCKER GROUP INCORPORATED

This PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2014, is made and entered into by and among American Locker Group Incorporated, a Delaware corporation, and the persons identified on Schedule 2.1 hereto.

In consideration of the mutual promises and conditions contained herein, the parties hereto hereby agree and covenant as follows:

ARTICLE I.

DEFINITIONS

1.1          The terms defined in this Section 1.1 shall have for all purposes of this Agreement the respective meanings specified in this Section 1.1.

“Agreement” shall mean this Purchase Agreement as originally executed or as it may be amended from time to time.

“Board” shall mean the Board of Directors of the Company.

“Certificate of Designation” means that certain Certificate of Designation of Preferences, Rights and Limitations Of Series D Preferred Stock in the form of Exhibit A hereto.

“Closing” shall mean the consummation of the purchase and sale of the Preferred Shares.

“Closing Date” shall mean August 12, 2014.

“Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.

“Company” shall mean American Locker Group Incorporated, a Delaware corporation, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in the Certificate of Designation.

“Majority of the Holders” shall mean a vote of the holders of greater than 60% of the outstanding Preferred Shares; provided, however, that, if some or all of the Preferred Shares have been converted into Shares, Majority of the Holders shall mean a vote of the holders of greater than 60% of the Shares, giving pro forma effect to the conversion of all outstanding shares of Preferred Stock, whether or not actually issued and outstanding.

“Person” shall have the meaning attributed to it in the Securities Act.

“Preferred Stock” shall mean the Series D Preferred Stock, $1.00 par value per share, of the Company, with the rights and privileges set forth in the Certificate of Designation.

“Preferred Shares” shall mean the 40,000 shares of Preferred Stock that shall be issued by the Company to Purchasers at the Closing pursuant to this Agreement.

“Purchasers” shall mean the persons named on Schedule 2.1 hereto, and “Purchaser” means any one of the Purchasers.

“Registration” shall mean a registration described in Section 6.2(a)

“SEC” shall mean the Securities and Exchange Commission of the United States or any governmental department, bureau, commission or agency succeeding to the functions of the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean those shares of Common Stock issuable by the Company to Purchasers upon conversion of the Preferred Shares, subject to adjustment upon certain events.

“Treasury Stock” shall mean 192,000 shares of Common Stock that are held by the Company in its treasury as of the date hereof and that shall be sold to the Purchasers pursuant to Section 2.2 concurrently with their conversion of the Preferred Shares

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

ARTICLE II.

AGREEMENT OF PURCHASE AND SALE

2.1          Purchase and Sale of Preferred Stock. At the Closing, the Company shall issue and sell to each Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein, each Purchaser, severally and not jointly, agrees to purchase from the Company, the shares of Preferred Stock at a price of $5.00 per share of Preferred Stock. The aggregate purchase price payable to each Purchaser is set forth opposite his name on Schedule 2.1 hereto.

2.2          Purchase and Sale of Treasury Stock. Simultaneously with each Purchaser’s conversion of Preferred Shares into Shares, pursuant to the Certificate, the Company will sell to such Purchaser that number of shares of Treasury Stock as is equal to (x) 192,000 multiplied by (y) a fraction, the numerator of which is the number of Preferred Shares being converted at such time and the denominator of which is 40,000. [By way of example, if a Purchaser converts 1,000 Preferred Shares into Shares, the Company shall sell to such Purchaser 4,800 shares of Treasury Stock.] The purchase price for shares of Treasury Stock sold by the Company to a Purchaser pursuant to this Section 2.2 shall be $.01 per share. The Company’s obligation to sell shares of Treasury Stock to any Purchaser shall terminate, as to such Purchaser, upon the redemption by the Company of the Preferred Stock held by such Purchaser.

ARTICLE III.

CLOSING

3.1          Closing. The Closing shall be held on the Closing Date at 10:00 a.m. at the offices of Hallett & Perrin, P.C., 1445 Ross Avenue, Suite 2400, Dallas, Texas 75202, or at such other place as may be mutually agreed to by the Company and Purchasers. At the Closing, each party also shall execute and deliver such other appropriate and customary documents as the other parties reasonably may request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at Closing shall be deemed to have been taken simultaneously.

3.2          Delivery of Certificates; Payment. At the Closing, the Company will issue, execute and deliver to Purchasers share certificates evidencing the Preferred Shares against payment of the aggregate purchase price specified in Section 2.1 in immediately available funds payable to the Company.

3.3          Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as any party reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement and to vest more fully in Purchasers’ ownership of the Preferred Shares.

3.4          Separate Sales. The sales hereunder to Purchasers are to be separate sales, and no Purchaser is to be responsible for the acts or defaults of any of the other Purchasers. Each Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Preferred Shares.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchasers as of the Closing Date as follows:

4.1          Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to enter into and perform this Agreement, to issue the Preferred Shares and to carry out the terms hereof.

4.2          Authorization. This Agreement has been duly authorized, has been duly and validly executed and delivered at the Closing and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The issuance of the Preferred Shares, the sale of Treasury Stock pursuant to Section 2.2, and the issuance of the Shares has been duly and validly authorized and, the Preferred Shares and the Shares, when issued and delivered upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable and free of the preemptive rights (statutory or contractual) of stockholders other than the Purchasers.

4.3          Power and Authority. The Company has the power and authority (corporate and other), and possess all licenses and permits, required by governmental authorities, to own, lease and operate its properties and assets and to carry on its business as currently being conducted.

4.4          Compliance with Other Instruments. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of the Company, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, lease agreement, loan agreement, other agreement or instrument or any judgment, order, injunction, or decree by which the Company, is bound, to which any of them is a party, or to which any of their assets is subject.

4.5          Necessary Approvals and Consents. No authorization, consent, permit or license or approval of, or declaration, registration, or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by the Company of this Agreement and the other agreements executed or required to be executed by it in connection with this Agreement, the consummation by the Company of the transactions contemplated by this Agreement, or the valid execution, issuance and sale of the Preferred Shares or the valid issuance and delivery of the Shares.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company as of the Closing Date as follows:

5.1         Acquired for Investment. The Purchaser is acquiring the Preferred Shares and will acquire the Treasury Stock for its own account and not with a view to, or for sale in connection with, a distribution, as that term is used in the Securities Act, of the Preferred Shares or the Treasury Stock, as the case may be. The Purchaser may transfer all or any portion of the Preferred Shares to another person or entity that is an “accredited investor” within the meaning of the Securities Act, and the rules promulgated thereunder.

5.2          Restrictive Legend. The Purchaser has been informed and understands that certificates evidencing the Preferred Stock issued pursuant to this Agreement, the Treasury Stock sold pursuant to Section 2.2 and the Shares issued upon conversion of the Preferred Shares, if such issuances are not registered under the Securities Act, shall bear a restrictive legend substantially as follows:

The shares represented by this Certificate have not been registered under the Securities Act of 1933 or under any applicable state securities laws. The shares may not be offered for sale, sold, assigned, transferred or pledged without registration under the Securities Act of 1933 and any applicable state securities laws or without an opinion of counsel satisfactory to the Company that registration is not required.

5.3          Organization and Standing. Such Purchaser, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority (corporate and other) to enter into and perform this Agreement and to carry out the terms hereof.

5.4          Authorization. This Agreement has been duly and validly authorized, executed and delivered by such Purchaser and is the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

5.5          Investment Representations.

(a)     The Purchaser, if not a natural person, was not formed for the purpose of purchasing the Preferred Shares or the Treasury Stock.

(b)     The Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Act.

(c)     The Purchaser acknowledges that the sale of the Preferred Shares by the Company has not been, and the sale of the Treasury stock will not be, registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of such securities imposed by the Securities Act. The Purchaser also acknowledges that the Company has no obligation to register the Preferred Shares, the Treasury Stock or the Shares, except as otherwise contemplated herein. The Purchaser also understands that there is no public market for the Preferred Shares and that there may never be a public market therefor, and that even if such a market develops, the Purchaser may never be able to sell or dispose of such securities and may thus have to bear the risk of investment in such securities for a substantial period of time or forever.

ARTICLE VI.

COVENANTS

6.1          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC, which may permit the sale of the Shares to the public without registration, the Company agrees to:

(a)          Make and keep public information available as those terms are understood and defined in Rule 144 promulgated by the SEC under the Securities Act, at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)          File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act at any time after it has become subject to the reporting requirements thereunder;

(c)     So long as a Person owns any Shares, furnish to such Persons promptly upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements thereunder), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as any holder of Shares may reasonably request in availing itself of any rule or regulation of the SEC allowing a Person to sell any such securities without registration.

6.2          Registration.

(a)     If, at any time after the Conversion Date, and only on one occasion, the Company shall receive, from a Majority of the Holders (the “Requesting Holders”) a written request to register at least 50% of the Shares issuable as of the date of such request, then the Company will give notice of such request to all Purchasers and shall effect as soon thereafter as practicable, and in any event within 90 days of the receipt of such request, the registration under the Securities Act of all Shares which any Purchaser requests to be registered. (Purchasers whose Shares are covered by any such registration are referred to herein as “Participating Purchasers”). The Company shall not be obligated to effect, or to take any action to effect, or may suspend, any such registration pursuant to this Section 6.2 if in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time. In such event, the Company shall have the right to defer such filing (except as provided in clause (i) above) for a period of not more than 180 days after receipt of the request of the Holders, provided that the Company shall not defer its obligation in this manner more than once in any 12-month period.

(b)     If and whenever the Company is required to register Shares, the Company will use its best efforts to effect such registration to permit the sale of such Shares in accordance with the intended plan of distribution thereof, and pursuant thereto.

(c)     The expenses of such registration shall be borne by the Company. The Participating Purchasers will bear all incremental selling expenses relating to the sale of the Shares, such as underwriters' commissions and discounts, brokerage fees, underwriter marketing costs and fees and expenses of counsel to such Purchasers.

(d)     The obligation of the Company to effect such Registration shall terminate at such time as all of the Shares held by Participating Purchasers are eligible to be sold by them without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144 thereunder.

(e)     The Company’s obligation to effect a Registration pursuant to this Section 6.2 shall be conditioned upon the agreement of each Participating Purchaser to provide customary indemnification for the Company with respect to information provided by such Purchaser in respect to such registration.

ARTICLE VII.

WAIVER; AMENDMENTS

Upon the written consent of a Majority of the Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived or any of such provisions, covenants or conditions may be modified. No course of dealing between any Purchasers and any other party hereto, or any failure or delay on the part of a Purchaser in exercising any rights or remedies under this Agreement, shall operate as a waiver of any rights or remedies of any Purchasers. No single or partial exercise of any rights or remedies under this Agreement shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1          Survival of Covenants; Successors and Assigns.

(a)     All representations and warranties of the Company contained herein, in the Schedules hereto, or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement, shall survive the Closing and shall continue in full force and effect for one (1) year after the Closing Date.

(b)     The parties hereto understand and agree that this Agreement contains obligations, agreements and covenants that are intended to and shall continue after the Closing and except as otherwise provided herein, all covenants, agreements and obligations made herein, and in instrument, documents or certificates delivered in connection herewith or on behalf of the Company, shall survive the execution and delivery of this Agreement and the purchase of the Preferred Shares and shall bind and inure to the benefit of the Company and its successors and assigns and the holders of the Preferred Stock and the Shares from time to time.

8.2          Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by telecopy. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

If to the Company:

(a)	For delivery:	American Locker Group Incorporated
2701 Regent Blvd
Suite 200
DFW Airport, Texas 75261
Attn: President
Telephone No.: (817) 329-1600

(b)	For mail:	American Locker Group Incorporated
PO Box 169
Coppell, Texas 75019-0169
Attn: President

If to a Purchaser:		To the address set forth on Schedule 2.1 hereto

Any party may change its address for notice by written notice to the other parties hereto.

8.3          Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

8.4          Further Documents. The Company agrees to execute and deliver to the Purchasers, promptly upon a request, all such further instruments as it may reasonably deem necessary or appropriate in order to effectuate the purpose of this Agreement.

8.5          Governing Law. This Agreement and the other documents and instruments executed hereunder are performable in Dallas County, Texas, and shall be interpreted and construed in accordance with, under and governed by, the laws of the State of Delaware.

8.6          Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or portable document format (pdf), each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument but only one of which need be produced.

8.7          Binding Effect. This Agreement, including, but not limited to, the rights and conditions contained herein in connection with disposition of the Shares, shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

8.8          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.9          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

8.10        Changes, Modifications or Waivers. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed as of the date first above written.

COMPANY:

AMERICAN LOCKER GROUP INCORPORATED,
a Delaware corporation

By:	/s/ Stephen P. Slay
Name:	Stephen P. Slay
Title:	Chief Financial Officer

PURCHASERS:

/s/ Anthony B. Johnston
Anthony B. Johnston

/s/ Graeme L. Jack
Graeme L. Jack

/s/ Lawrence Goldstein
Lawrence Goldstein

/s/ Paul B. Luber
Paul B. Luber

/s/ Donald L. Dunn
Donald L. Dunn

/s/ Mitchell M. Almy
Mitchell M. Almy

/s/ Kyle S. Packer
Kyle S. Packer

EXHIBIT A

Certificate of Designation of Preferences, Rights and Limitations Of Series D Preferred Stock

Schedule 2.1

Purchase Obligation of Investors

Name and Address	Shares of Preferred Stock	Purchase Price

Mitchell and Diana Almy 3930 NE 26th Avenue Portland, OR 97212 Email: mitch7777777@outlook.com	5,000	$25,000

Donald L. Dunn 720 O Street, Lot D Lincoln, NE 68508 Email: ddunn@universalmfgco.com	5,000	$25,000

Lawrence Goldstein 1865 Palmer Avenue Larchmont, NY 10538 Email: ljg@smplp.com	9,000	$45,000

Graeme L. Jack 501 W. Armitage Avenue Unit 3C Chicago, IL 60614 Email: gljack3@gmail.com	5,000	$25,000

Anthony B. Johnston 4700 Mill Spring Ct. Colleyville, TX 76034 Email: tjohnston@americanlocker.com	6,000	$30,000

Paul Luber The Jor-Mac Company 155 East Main Street Lomira, WI 53048 Email: pluber@jor-mac.com	5,000	$25,000

Kyle S. Packer 1482 Aqua Vista Drive Lawrenceburg, IN 47025 Email: kylepacker@gmail.com	5,000	$25,000